Exhibit 5.1

OPINION AS TO LEGALITY

JOSEPH I. EMAS

ATTORNEY AT LAW

1224 Washington Avenue

Miami Beach, Florida 33139

(305) 531-1174

Facsimile: (305) 531-1274

Email: jiemas@josephiemaspa.com

October 3, 2016

United States Securities and Exchange Commission

Washington, D.C. 20549

Re: Yappn Corp.

Ladies and Gentlemen:

As outside counsel for the Company, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

We are acting as counsel to Yappn Corp., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), of up to 14,840,964 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (i) up to 8,227,821 shares of Common Stock, (ii) 907,200 shares of common stock that may be issued upon exercise of promissory notes to be sold by certain of the Selling Stockholders (“Note Shares”); and (iii) 273,272 shares of common stock (“Interest Penalty Shares”), and (iv) up to 5,432,671 shares of Common Stock that may be issued upon exercise of common stock purchase warrants to be sold by certain of the Selling Stockholders (the “Warrant Shares”).

I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. I have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to my opinion I have also relied on statements of the management of the Company. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1.	The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct its business as described in the Registration Statement.
2.	The Company has an authorized capitalization of 400,000,000 shares of Common Stock, $0.0001 par value and 50,000,000 shares of Preferred Stock, $0.0001 par value.
3.	The 8,227,821 shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Delaware.
4.	The 907,200 shares of Common Stock that may be issued upon exercise of promissory notes to be sold by certain of the selling stockholders, when duly issued upon exercise of said promissory notes, will be duly authorized, validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Delaware.
5.	The 273,272 shares of Common Stock that may be issued for accrued interest and penalties to be sold by certain of the selling stockholders, when duly issued as a result of accrued interest and penalties underlying the convertible securities registered in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Delaware
6.	The 5,432,671 shares of Common Stock that may be issued upon exercise of common stock purchase warrants, when duly issued upon exercise of said common stock purchase warrants against payment therefor as provided therein, will be duly authorized, validly issued, fully paid and non-assessable.

I am admitted to the bar in the States of New York, New Jersey, and Florida and I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated. Specifically, this opinion includes my opinion on Delaware law including the Delaware Constitution, all applicable provisions of Delaware statutes, and reported judicial decisions interpreting those laws.

I hereby consent to the use of my name in the Registration Statement and Prospectus and I also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

/s/ Joseph I. Emas
JOSEPH I. EMAS, ESQUIRE